Exhibit 99.1

Legence Reports Fourth Quarter and Year End 2025 Financial Results

Record Quarterly Revenues of $737.6 Million, a 34.6% Increase from a Year Ago

Quarterly Adjusted EBITDA (non-GAAP) Increased 53% from Prior Year1

Record Total Backlog and Awards of $3.7 Billion, 49% Increase from a Year Ago, with Robust Q4 Book-to-Bill of 1.9x

Tuck-In Acquisition of Seattle Area-Based Engineering Firm

Establish First Quarter 2026 Guidance for Revenue of $925 Million - $950 Million and Non-GAAP Adjusted EBITDA of $90 Million - $100 Million

Raise Full Year 2026 Guidance for Revenue to $3.7 Billion - $3.9 Billion and Non-GAAP Adjusted EBITDA of $400 Million - $430 Million

SAN JOSE, California – March 27, 2026 – Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2025.

“Our fourth quarter 2025 performance punctuates a milestone year for Legence,” said Jeff Sprau, Chief Executive Officer of Legence. “We achieved record quarterly revenues which increased by 34.6% year over year, driven almost entirely by organic growth. Total backlog and awarded contracts surged by 49% to a record $3.7 billion, led by Data Centers & Technology, along with State & Local Government and Life Science & Healthcare end markets. This exceptional performance is made possible by the dedication of our outstanding team of skilled labor and engineering professionals, who continue to execute at the highest and safest level for our customers.

Our latest results speak to the demand momentum for mission-critical building systems, which we anticipate will continue throughout 2026 and beyond. The combination of robust industry tailwinds, our record backlog, and the strategic addition of The Bowers Group, Inc. (“Bowers”), along with several recent tuck-in acquisitions over the past year, positions Legence for an exciting new phase of growth.”

Fourth Quarter and Full Year 2025 Consolidated Results:

Revenues for the fourth quarter 2025 totaled $737.6 million, an increase of 34.6% from $548.2 million for the fourth quarter 2024. Gross profit for the fourth quarter 2025 was $147.5 million with gross margin of 20.0%, compared to gross profit of $112.9 million and gross margin of 20.6% for the fourth quarter 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $156.6 million and non-GAAP Adjusted Gross Margin of 21.2% for the fourth quarter 2025, compared to non-GAAP Adjusted Gross Profit of $112.3 million and non-GAAP Adjusted Gross Margin of

[1]

Adjusted EBITDA is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

20.5% for the fourth quarter 2024. Net loss attributable to Legence for the fourth quarter 2025 was $32.7 million, or $(0.55) per diluted share, compared to a net loss of $18.7 million for the fourth quarter 2024. Non-GAAP Adjusted EBITDA for the fourth quarter 2025 was $87.0 million, an increase of 53.2% from $56.8 million for the fourth quarter 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of each to the most directly comparable GAAP measure.

Legence Corp. Consolidated Results
($ in thousands)	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$172,580	23.4%	$156,872	28.6%	$15,708	10.0%
Installation & Maintenance	565,062	76.6%	391,343	71.4%	173,719	44.4%

Consolidated Revenues	$737,642	100.0%	$548,215	100.0%	$189,427	34.6%

	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$47,779	27.7%	$51,518	32.8%	$(3,739)	(7.3)%
Installation & Maintenance	99,709	17.6%	61,423	15.7%	38,286	62.3%

Consolidated Gross Profit	$147,488	20.0%	$112,941	20.6%	$34,547	30.6%

Non-GAAP Adjusted Gross Profit	$156,560	21.2%	$112,315	20.5%	$44,245	39.4%

Non-GAAP Adjusted EBITDA	$86,981	11.8%	$56,788	10.4%	$30,193	53.2%

Revenues for the full year 2025 totaled $2.6 billion, an increase of 21.5% from $2.1 billion for the full year 2024. Gross profit for the full year 2025 was $535.9 million with gross margin of 21.0%, compared to gross profit of $430.8 million and gross margin of 20.5% for the full year 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $549.7 million and non-GAAP Adjusted Gross Margin of 21.6% for the full year 2025, compared to non-GAAP Adjusted Gross Profit of $432.1 million and non-GAAP Adjusted Gross Margin of 20.6% for the full year 2024. Net loss attributable to Legence for the full year 2025 was $59.8 million, compared to a net loss of $28.6 million for the full year 2024. Non-GAAP Adjusted EBITDA for the full year 2025 was $298.8 million, an increase of 30.1% from $229.6 million for the full year 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of each to the most directly comparable GAAP measure.

Legence Corp. Consolidated Results
($ in thousands)	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$726,293	28.5%	$601,602	28.7%	$124,691	20.7%
Installation & Maintenance	1,824,198	71.5%	1,497,000	71.3%	327,198	21.9%

Consolidated Revenues	$2,550,491	100.0%	$2,098,602	100.0%	$451,889	21.5%

	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$238,869	32.9%	$205,085	34.1%	$33,784	16.5%
Installation & Maintenance	297,056	16.3%	225,682	15.1%	71,374	31.6%

Consolidated Gross Profit	$535,925	21.0%	$430,767	20.5%	$105,158	24.4%

Non-GAAP Adjusted Gross Profit	$549,665	21.6%	$432,083	20.6%	$117,582	27.2%

Non-GAAP Adjusted EBITDA	$298,825	11.7%	$229,625	10.9%	$69,200	30.1%

Engineering & Consulting Segment Results:

Engineering & Consulting segment revenue for the fourth quarter 2025 totaled $172.6 million, an increase of 10.0% from $156.9 million for the fourth quarter 2024, driven by higher demand for Program & Project Management services, primarily from education and other clients including hospitality & entertainment, partially offset by modestly lower revenue from our Engineering & Design service line, primarily from education and data centers & technology clients.

Engineering & Consulting segment gross profit for the fourth quarter 2025 totaled $47.8 million, a decrease of 7.3% from $51.5 million for the fourth quarter 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $53.4 million and non-GAAP Adjusted Gross Margin of 30.9% for the fourth quarter 2025, compared to non-GAAP Adjusted Gross Profit of $51.2 million and non-GAAP Adjusted Gross Margin of 32.6% for the fourth quarter 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was driven by revenue growth, partially offset by lower non-GAAP Adjusted Gross Margin. The decrease in non-GAAP Adjusted Gross Margin was primarily driven by a higher mix of revenue from the Program & Project Management service line and lower Program & Project Management margins.

Engineering & Consulting Segment Results
($ in thousands)	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$100,848	58.4%	$101,583	64.8%	$(735)	(0.7)%
Program & Project Management	71,732	41.6%	55,289	35.2%	16,443	29.7%

Engineering & Consulting Revenues	$172,580	100.0%	$156,872	100.0%	$15,708	10.0%

	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$47,779	27.7%	$51,518	32.8%	$(3,739)	(7.3)%
Engineering & Consulting Non-GAAP Adjusted Gross Profit	53,405	30.9%	51,185	32.6%	2,220	4.3%

Engineering & Consulting segment revenue for the full year 2025 totaled $726.3 million, an increase of 20.7% from $601.6 million for the full year 2024. Approximately 80% of the revenue increase resulted from the full year impact of acquisitions completed in 2024 and partial impact of an acquisition completed in late 2025. Our Engineering & Design service line revenue increased by 22.8%, driven primarily from life sciences & healthcare and other clients including hospitality & entertainment. Our Program & Project Management service line revenue increased by 17.9%, driven primarily from other clients including hospitality & entertainment.

Engineering & Consulting segment gross profit for the full year 2025 totaled $238.9 million, an increase of 16.5% from $205.1 million for the full year 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $247.3 million and non-GAAP Adjusted Gross Margin of 34.0% for the full year 2025, compared to non-GAAP Adjusted Gross Profit of $205.9 million and non-GAAP Adjusted Gross Margin of 34.2% for the full year 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was driven by revenue growth, partially offset by modestly lower non-GAAP Adjusted Gross Margin. The decline in non-GAAP Adjusted Gross Margin was driven by lower Engineering & Design margin, primarily from life sciences & healthcare, state & local government and education clients.

Engineering & Consulting Segment Results
($ in thousands)	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$425,014	58.5%	$345,977	57.5%	$79,037	22.8%
Program & Project Management	301,279	41.5%	255,625	42.5%	45,654	17.9%

Engineering & Consulting Revenues	$726,293	100.0%	$601,602	100.0%	$124,691	20.7%

	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$238,869	32.9%	$205,085	34.1%	$33,784	16.5%
Engineering & Consulting Non-GAAP Adjusted Gross Profit	247,282	34.0%	205,922	34.2%	41,360	20.1%

Installation & Maintenance Segment Results:

Installation & Maintenance segment revenue for the fourth quarter 2025 totaled $565.1 million, an increase of 44.4% from $391.3 million for the fourth quarter 2024. The increase was driven by robust demand for our Installation & Fabrication services, primarily from data centers & technology and life sciences & healthcare clients, partially offset by lower revenue from mixed-use and other clients. Additionally, the increase in Maintenance & Service revenue was primarily from data centers & technology clients.

Installation & Maintenance segment gross profit for the fourth quarter 2025 totaled $99.7 million, an increase of 62.3% from $61.4 million for the fourth quarter 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $103.2 million and non-GAAP Adjusted Gross Margin of 18.3% for the fourth quarter 2025, compared to non-GAAP Adjusted Gross Profit of $61.1 million and non-GAAP Adjusted Gross Margin of 15.6% for the fourth quarter 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was primarily driven by revenue growth, as well as higher non-GAAP Adjusted Gross Margin. The increase in non-GAAP Adjusted Gross Margin was primarily due to higher margins in the Installation & Fabrication service line, driven by strong project execution, partially offset by a higher mix of revenue from the Installation & Fabrication service line.

Installation & Maintenance Segment Results
($ in thousands)	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$475,406	84.1%	$310,269	79.3%	$165,137	53.2%
Maintenance & Service	89,656	15.9%	81,074	20.7%	8,582	10.6%

Installation & Maintenance Revenues	$565,062	100.0%	$391,343	100.0%	$173,719	44.4%

	Three Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$99,709	17.6%	$61,423	15.7%	$38,286	62.3%
Installation & Maintenance Non-GAAP Adjusted Gross Profit	103,155	18.3%	61,130	15.6%	42,025	68.7%

Installation & Maintenance segment revenue for the full year 2025 totaled $1.8 billion, an increase of 21.9% from $1.5 billion for the full year 2024. The increase was driven by greater demand for Installation & Fabrication services, primarily from data centers & technology and life sciences & healthcare clients, partially offset by lower revenue from mixed-use and other clients including hospitality & entertainment. Additionally, the increase in Maintenance & Service revenue was primarily from data centers & technology and life sciences & healthcare clients, partially offset by other clients.

Installation & Maintenance segment gross profit for the full year 2025 totaled $297.1 million, an increase of 31.6% from $225.7 million for the full year 2024. Excluding the impact of stock-based compensation related to legacy profit interest units paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $302.4 million and non-GAAP Adjusted Gross Margin of 16.6% for the full year 2025, compared to non-GAAP Adjusted Gross Profit of $226.2 million and non-GAAP Adjusted Gross Margin of 15.1% for the full year 2024. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was primarily driven by revenue growth, as well as higher non-GAAP Adjusted Gross Margin. The increase in non-GAAP Adjusted Gross Margin was primarily due to higher margins in the Installation & Fabrication service line, driven by strong project execution, partially offset by a higher mix of revenue from Installation & Fabrication service line.

Installation & Maintenance Segment Results
($ in thousands)	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$1,493,830	81.9%	$1,183,750	79.1%	$310,080	26.2%
Maintenance & Service	330,368	18.1%	313,250	20.9%	17,118	5.5%

Installation & Maintenance Revenues	$1,824,198	100.0%	$1,497,000	100.0%	$327,198	21.9%

	Twelve Months Ended December 31,
	2025		2024		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$297,056	16.3%	$225,682	15.1%	$71,374	31.6%
Installation & Maintenance Non-GAAP Adjusted Gross Profit	302,383	16.6%	226,161	15.1%	76,222	33.7%

Backlog and Awarded Contracts

Backlog and awarded contracts totaled $3.7 billion at December 31, 2025, an increase of 48.6% from $2.5 billion at December 31, 2024. The consolidated book-to-bill ratio for the three-month and twelve-month period ended December 31, 2025 was 1.9x and 1.6x, respectively. Engineering & Consulting segment backlog and awarded contracts increased by 16.2% year over year, primarily from growth in the state & local government and life science & healthcare end markets, partially offset by a decline in the mixed-use end market. Installation & Maintenance segment backlog and awarded contracts increased by 65.8% year over year, primarily from strong growth in the data center & technology end market. Backlog and awarded contracts at December 31, 2025 exclude values from Bowers. The Company estimates backlog and awarded contracts for Bowers of approximately $1.5 billion at December 31, 2025.

Backlog and Awarded Contracts
($ in thousands)
	As of December 31,		Year over Year Change
	2025	2024	$	%
Engineering & Consulting	$994,073	$855,784	$138,289	16.2%
Installation & Maintenance	2,680,276	1,616,310	1,063,966	65.8%

Total Backlog and Awarded Contracts	$3,674,349	$2,472,094	$1,202,255	48.6%

Book-to-bill ratio for the three months ended December 31	1.9x	1.2x
Book-to-bill ratio for the twelve months ended December 31	1.6x	1.3x

Acquisitions

On March 1, 2026, the Company completed the acquisition of Metrix Engineers LLC (“Metrix”). Founded in 2011, Metrix is a Renton, WA-based MEP engineering firm with a strong presence in the education end market in the Pacific Northwest. Total consideration for Metrix was approximately $30 million, of which less than 25% was paid in equity.

“The Metrix team is a great addition to our organization, within the Engineering & Consulting segment, and aligns well with our collaborative culture,” said Jeff Sprau, Chief Executive Officer of Legence. “This acquisition adds scale to our engineering and consulting capabilities in the Pacific Northwest, a region known for innovation, diversifies our customer base and offers compelling cross selling opportunities. Metrix reflects our disciplined M&A approach which targets strategic opportunities that are expected to drive growth and enhance margins.”

Balance Sheet

At December 31, 2025, the Company had cash and equivalents of approximately $230.2 million and total debt2 of approximately $825.1 million. As a result, net leverage was 2.0 times, based on non-GAAP Adjusted EBITDA for the last 12 months ended December 31, 2025. Refer to “Non-GAAP Financial Measures” for a definition and calculation of net leverage. On January 2, 2026, the Company completed the acquisition of Bowers, which resulted in an upfront cash payment of $325 million (subject to customary adjustments), funded by a combination of cash on hand, a $200 million upsizing of the Company’s term loan facility and borrowings under the Company’s revolving line of credit. Borrowings under the revolving line of credit have since been repaid. In conjunction with the Bowers acquisition, the Company also issued approximately 2.55 million shares of the Company’s Class A common stock. Legence will pay an additional approximately $50 million of deferred consideration at the end of 2026 in cash or shares of the Company’s Class A common stock, or a combination, at the Company’s discretion.

Guidance

Legence announces the following guidance for the first quarter of 2026:

•	Total revenues of $925 million to $950 million; and

•	Non-GAAP adjusted EBITDA of $90 million to $100 million.

Legence revises guidance for full year 2026 as follows (which in both cases, reflects the expected results following the acquisition of Metrix and incorporates the previously-disclosed separate guidance for Bowers for full year 2026):

•	Total revenues of $3.7 billion to $3.9 billion, up from $3.5 billion to $3.7 billion; and

•	Non-GAAP Adjusted EBITDA of $400 million to $430 million, up from $370 million to $400 million.

[2]	Total debt defined as Term Loan balance of $797.8 million and Notes Payable balance of $27.3 million.

Conference Call

Legence will host a webcast and conference call to discuss its financial results on March 27, 2026 at 10:00 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through April 27, 2026.

About Legence

Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.

Forward-Looking Statements

Some of the information in this press release may contain “forward-looking statements.” All statements, other than statements of historical fact included in this press release regarding our strategy, future operations, financial position and guidance, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “plan,” “potential,” “predict,” “forecast,” “budget,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative versions of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are not historical facts but rather are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, changes to economic and regulatory conditions and other trends in the markets in which we operate; our ability to compete effectively in our target markets; the business plans or financial condition of our customers; the impact of acquired companies, including Bowers and Metrix, on our organization and the ability to recognize the anticipated benefits of such acquisitions; the regulations related to environmental, health and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of our business; the risks associated with inflation, interest rates, recessionary economic conditions and commodity prices; the fact that we outsource various elements of the services we sell and use materials and equipment produced by third parties; our clients’ reliance on third party financing; the recognition of all revenues from our backlog and awarded contracts; our receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by our existing and any future indebtedness; our exposure to costs and liabilities under environmental, health and safety laws; misconduct and errors by employees, subcontractors, partners or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s final prospectus, dated December 11, 2025, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on December 15, 2025 (the “Prospectus”), and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) to be filed with the SEC, and in other documents the Company subsequently files from time to time with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified in their entirety by the statements in this section, to reflect events or circumstances after the date of this press release. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Prospectus and the Annual Report and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.

Contact

Media: media@wearelegence.com

Investor Relations: ir@wearelegence.com

Legence Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$737,642	$548,215	$2,550,491	$2,098,602
Cost of revenue	590,154	435,274	2,014,566	1,667,835

Gross profit	147,488	112,941	535,925	430,767
Selling, general and administrative	114,813	63,040	342,627	242,888
Depreciation and amortization	24,746	26,415	100,365	97,153
Acquisition-related costs	4,768	41	5,739	5,634
Gain on sale of property and equipment	(127)	—	(326)	—
Goodwill impairment	24,966	17,804	24,966	17,804
Long-lived asset impairment	2,415	—	2,415	—
Equity in earnings of joint venture	(595)	68	(1,443)	(3,063)

(Loss) income from operations	(23,498)	5,573	61,582	70,351
Other expense (income):
Interest expense (including $1,564 and $3,353 for the three months in 2025 and 2024, respectively, and $13,340 and $13,316 for the years ended December 31, 2025 and 2024, respectively, from related parties)	13,550	26,217	101,778	91,609
Interest income	(1,900)	(1,108)	(4,488)	(5,464)
Loss on debt extinguishment	966	—	6,651	—
Credit agreement amendment fees	3,312	3,682	6,302	7,801
Other expense (income) , net	6,749	(39)	6,481	(473)

Total other expense, net	22,677	28,752	116,724	93,473

Loss before income tax	(46,175)	(23,179)	(55,142)	(23,122)
Income tax expense (benefit)	8,499	(4,979)	22,161	4,521

Net loss	(54,674)	(18,200)	(77,303)	(27,643)
Net (loss) income attributable to noncontrolling interests	(21,953)	505	(17,523)	912

Net loss attributable to Legence	$(32,721)	$(18,705)	$(59,780)	$(28,555)

			Period from September 12, 2025 to December 31, 2025
Net loss per Class A Common Stock—basic and diluted	$(0.55)		$(0.57)
Weighted-average Class A Common Stock outstanding—basic and diluted	59,561		59,381

Legence Corp.

Condensed Consolidated Balance Sheets

(In thousands) (Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	230,166	81,167
Accounts receivable, net	584,060	448,610
Contract assets, net	259,941	188,132
Prepaid expenses and other current assets	36,179	38,506

Total current assets	1,110,346	756,415
Property and equipment, net	92,333	73,381
Operating lease right-of-use assets (including $20,025 and $23,375 as of December 31, 2025 and 2024, respectively, from related parties)	117,139	90,922
Goodwill	764,336	781,194
Intangible assets, net	551,420	624,250
Other assets	43,822	26,338

Total assets	$2,679,396	$2,352,500

Liabilities and Equity
Current liabilities:
Accounts payable	246,161	126,502
Accrued compensation and benefits	68,064	54,601
Accrued and other current liabilities	16,475	28,490
Contract liabilities	339,462	164,130
Current portion of operating lease liabilities (including $3,920 and $3,654 as of December 31, 2025 and 2024, respectively, from related parties)	21,300	14,402
Current portion of long-term debt	16,694	22,984

Total current liabilities	708,156	411,109
Long-term debt, net of current portion (including $84,735 and $211,039 as of December 31, 2025 and 2024, respectively, from related parties)	812,398	1,585,846
Operating lease liabilities, net of current portion (including $17,282 and $20,960 as of December 31, 2025 and 2024, respectively, from related parties)	103,762	80,669
Tax receivable agreement liability—related party	207,448	—
Deferred tax liabilities, net	46,714	35,428
Other long-term liabilities	12,123	35,856

Total liabilities	1,890,601	2,148,908
Commitments and contingencies
Stockholders’ equity / Member’s equity
Member’s equity	—	443,738
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding as of December 31, 2025	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 63,856,975 shares issued and outstanding as of December 31, 2025	638	—
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 41,479,954 shares issued and outstanding as of December 31, 2025	415	—
Additional paid-in capital	701,791	—
Accumulated deficit	(309,949)	(250,169)
Accumulated other comprehensive (loss) income	(698)	9,111

Total Legence stockholders’ equity / Member’s equity	392,197	202,680
Noncontrolling interests	396,598	912

Total stockholders’ equity / Member’s equity	788,795	203,592

Total liabilities and stockholders’ equity / Member’s equity	$2,679,396	$2,352,500

Legence Corp.

Condensed Statements of Cash Flows

(In thousands) (Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(77,303)	$(27,643)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization of intangible assets	82,342	80,967
Depreciation of property and equipment	31,946	29,882
Goodwill impairment	24,966	17,804
Long-lived asset impairment	2,415	—
Amortization of debt issuance costs and discounts	3,480	5,052
Loss on debt extinguishment	6,651	—
Stock-based compensation	67,550	5,411
Deferred taxes	15,287	(13,704)
Tax receivable agreement liability remeasurement	2,914	—
Equity in earnings of joint venture	(1,443)	(3,063)
Return on investment in joint venture	1,700	1,000
Operating lease right-of-use asset lease expense	18,279	13,091
Other	1,158	3,749
Changes in operating assets and liabilities:
Accounts receivable, net	(130,070)	17,955
Contract assets	(71,185)	(50,995)
Prepaid expenses and other current assets	2,929	4,498
Accounts payable	117,910	10,699
Accrued compensation and benefits	12,298	(2,778)
Accrued and other current liabilities	(13,967)	(36,638)
Contract liabilities	172,194	(14,507)
Operating lease liabilities, current and long-term	(15,280)	(10,603)
Other long-term assets and liabilities	2,102	(909)

Cash provided by operating activities	256,873	29,268

Cash flows from investing activities:
Purchases of property and equipment	(37,940)	(19,008)
Consideration paid for acquisitions, net of cash acquired	(16,497)	(225,246)
Proceeds from sale of property and equipment	390	269

Cash used in investing activities	(54,047)	(243,985)

Cash flows from financing activities:
Term loan borrowings (including $2,968 and $103,500 for the years ended December 31, 2025 and 2024, respectively, from related parties)	59,636	565,000
Term loan payments (including $74,797 in 2025 to related parties)	(852,214)	(13,682)
Notes payable payments	(7,878)	(6,485)
Finance lease payments	(3,843)	(2,460)
Cash distributions to Legence Parent	—	(301,614)
Cash contributions from Legence Parent	—	400
Proceeds from IPO, net of underwriting discounts and commissions	780,243	—
Debt issuance costs	(1,626)	(1,495)
Payments for deferred offering costs	(28,145)	(196)
Payments of contingent consideration (including ($20,663) for the year ended December 31, 2024 from related parties)	—	(32,504)

Cash (used in) provided by financing activities	(53,827)	206,964

Increase (decrease) in cash and cash equivalents	148,999	(7,753)
Cash and cash equivalents and restricted cash, beginning of period	81,167	88,920

Cash and cash equivalents, end of period	$230,166	$81,167

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

In addition, this press release includes certain projections of the non-GAAP financial measure Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Adjusted EBITDA

Adjusted EBITDA is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. EBITDA is defined as earnings before interest and other financing expenses, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude, or otherwise reflect, interest expense, interest income, income tax expense, depreciation and amortization, credit agreement amendment fees, goodwill impairment, long-lived asset impairment, net (gain) loss on sale and disposition of property and equipment, loss on debt extinguishment, acquisition and integration costs, system deployment costs, strategic initiative costs, indemnification asset adjustments, Tax Receivable Agreement liability remeasurements and stock-based compensation expense. Adjusted EBITDA should not be considered an alternative to net loss that is derived in accordance with GAAP. Management believes that the exclusion of the above-described items from net loss in the presentation of the non-GAAP measure identified above enables us and our investors to more effectively evaluate our operations period over period and to identify operating trends that might not be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.

The following table provides a reconciliation of our net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA for the periods presented herein (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss	$(54,674)	$(18,200)	$(77,303)	$(27,643)
Interest expense	13,550	26,217	101,778	91,609
Interest income	(1,900)	(1,108)	(4,488)	(5,464)
Income tax expense	8,499	(4,979)	22,161	4,521
Depreciation and amortization	28,677	29,862	114,288	110,849
Credit agreement amendment fees(1)	3,312	3,682	6,302	7,801
Goodwill impairment(2)	24,966	17,804	24,966	17,804
Long-lived asset impairment(3)	2,415	—	2,415	—
Net (gain) loss on sale and disposition of property and equipment	(127)	29	(326)	(270)
Loss on debt extinguishment	966	—	6,651	—
Acquisition and integration costs(4)	5,501	2,112	8,436	9,181
System deployment costs(5)	—	1,139	2,140	5,048
Strategic initiative costs(6)	2,964	3,545	17,092	10,778
Indemnification asset adjustments(7)	3,796	—	3,796	—
Tax Receivable Agreement liability remeasurements(8)	2,914	—	2,914	—
Stock-based compensation expense	46,122	(3,315)	68,003	5,411

Adjusted EBITDA	$86,981	$56,788	$298,825	$229,625
Net loss margin	(7.4)%	(3.3)%	(3.0)%	(1.3)%
Adjusted EBITDA margin	11.8%	10.4%	11.7%	10.9%

(1)	Represents costs incurred in connection with our debt refinancings in each of the periods presented.
(2)	Refer to “Note 5—Goodwill and Intangible Assets” in the Notes to Consolidated Financial Statements to be included in the Annual Report for details on the nature of the impairment.
(3)

Refer to “Note 2—Summary of Significant Accounting Policies, Long-Lived Assets Impairment” in the Notes to Consolidated Financial Statements to be included in the Annual Report for details on the nature of the impairment.

(4)

For the years ended December 31, 2025 and 2024, the figures include $5.7 million and $5.6 million, respectively, of acquisition costs recorded in Acquisition-related costs, and $2.7 million and $3.6 million, respectively, of acquisition integration costs recorded in Selling, general and administrative on the Consolidated Statements of Operations.

(5)	Represents consulting and initial upfront costs associated with implementing and optimizing certain enterprise resource planning systems, including IFS, Onestream and Ceridian Dayforce.
(6)

Represents (i) consulting costs associated with rebranding efforts in connection with our name change to Legence that we do not expect to recur in the future, (ii) upfront consulting and out-of-pocket costs related to developing and launching the cross-selling framework amongst our brands, many of which were more recently acquired and integrated into the Legence brand, (iii) consulting and legal fees associated with education and marketing efforts for our clients with respect to utilizing certain government incentive programs, (iv) consulting, legal, accounting, and other expenses in connection with non-recurring extraordinary company transactions, including fees related to our IPO that did not meet the requirements to be deferred issuance costs, and (v) consulting, legal, accounting, and other expenses in connection with a secondary offering conducted on behalf of our selling shareholders.

(7)

Represents adjustments to an indemnification asset related to unrecognized tax benefits acquired in a prior acquisition recorded in Other expense (income), net on the Consolidated Statements of Operations and is fully offset as an income tax benefit netted in Income tax expense on the Consolidated Statements of Operations.

(8)	Tax Receivable Agreement liability remeasurements are recorded in Other expense (income), net on the Consolidated Statements of Operations.

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Gross profit is defined as revenue less cost of revenue services. Adjusted Gross Profit is defined as gross profit adjusted to exclude stock-based compensation expense related to legacy profit interest units, where the payment of this expense is borne by entities outside of Legence Corp. Adjusted Gross Profit should not be considered an alternative to gross profit that is derived in accordance with GAAP. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by revenue. Management believes that the exclusion of the above-described items from gross profit in the presentation of the non-GAAP measure identified above enables us and our investors to supplement the evaluation of our operations period over period and to identify operating trends that might not otherwise be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.

The following table provides a reconciliation of our gross profit, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted Gross Profit for the periods presented herein (in thousands) and our Adjusted Gross Margin for the same periods:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Gross Profit
Engineering & Consulting Segment	$47,779	$51,518	$238,869	$205,085
Installation & Maintenance Segment	99,709	61,423	297,056	225,682

Consolidated	$147,488	$112,941	$535,925	$430,767
Non-GAAP Adjustment:
Stock-based compensation expense (benefit) from legacy profit interest units(1)
Engineering & Consulting Segment	$5,626	$(333)	$8,413	$837
Installation & Maintenance Segment	3,446	(293)	5,327	479

Consolidated	$9,072	$(626)	$13,740	$1,316
Non-GAAP Adjusted Gross Profit:
Engineering & Consulting Segment	$53,405	$51,185	$247,282	$205,922
Installation & Maintenance Segment	103,155	61,130	302,383	226,161

Consolidated	$156,560	$112,315	$549,665	$432,083
Non-GAAP Adjusted Gross Margin:
Engineering & Consulting Segment	30.9%	32.6%	34.0%	34.2%
Installation & Maintenance Segment	18.3%	15.6%	16.6%	15.1%

Consolidated	21.2%	20.5%	21.6%	20.6%

(1)

Represents the portion of stock-based compensation expense related to legacy profit interest units paid for by entities outside of Legence Corp. and recorded in cost of revenue in the Consolidated Condensed Statement of Operations. Figures exclude the portion of stock-based compensation expense related to restricted stock units and other equity awards issued by Legence Corp.

Net Leverage

Net leverage is defined as net debt divided by Adjusted EBITDA. The Company believes this non-GAAP measure is useful to investors as it provides alternative information that management believes to be useful in assessing our ability to meet our payment obligations in addition to considering the absolute amount of our debt. Net debt is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Net debt includes total balance sheet debt, excluding finance lease liabilities, less cash and cash equivalents.

Backlog and Awarded Contracts and Book-to-Bill Ratio

We believe that backlog and awarded contracts and book-to-bill ratio enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. We calculate our book-to-bill ratio by taking our additions to backlog and awarded contracts, excluding additions that were attained through acquisition, for the period, and dividing it by revenue from fixed-price contracts for the same period. Given that backlog and awarded contracts and book-to-bill ratio are operational measures and that our methodology for calculating each such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required nor provided.